Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 29, 2021

BioCardia, Inc.

125 Shoreway Road, Suite B
San Carlos, California 94070

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BioCardia, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale (i) of 373,832 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) to Lincoln Park Capital Fund, LLC (“LPC”) on the date hereof (the “Initial Purchase Shares”), (ii) from time to time to LPC of an aggregate offering price of up to an additional $18,000,000 of shares of Common Stock (together with the Initial Purchase Shares, the “Purchase Shares”), and (iii)  to LPC of up to an additional 125,000 shares of common stock (the “Commitment Shares” and together with the Purchase Shares, the “Shares”), as contemplated by that certain Purchase Agreement by and between the Company and LPC, dated as of March 29, 2021 (the “Agreement”), pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-249426) filed on October 9, 2020 and declared effective by the Securities and Exchange Commission (the “Commission”) on October 20, 2020 (the “Registration Statement”).

We have examined copies of the Agreement, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) and the prospectus supplement dated March 29, 2021 related to the offering of the Shares to be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of and in the manner contemplated by the Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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